Exhibit 99.1

Contact:
Eric Norris	980.299.5518

Albemarle finishes strong - guiding to continued growth in 2018

CHARLOTTE, NC - February 27, 2018 –

Fourth quarter 2017 highlights:

•	Fourth quarter net sales were $857.8 million, an increase of 23% over the prior year

•	Fourth quarter loss of $218.4 million, or $1.95 per diluted share, included $366.9 million of income tax expense related to the new U.S. tax reform laws

•
Fourth quarter adjusted EBITDA was $245.8 million, an increase of 31% over the prior year; adjusted diluted earnings per share from continuing operations of $1.34, an increase of 72% over the prior year

•	Signed definitive agreement to sell the polyolefin catalysts and components portion of its PCS business

•	Expect adjusted diluted earnings per share in 2018 between $5.00 and $5.40, an increase of 9% to 18% over 2017

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2017	2016	2017	2016
Net sales	$857,789	$696,655	$3,071,976	$2,677,203
Net (loss) income from continuing operations	$(207,071)	$50,304	$99,468	$478,638
Net (loss) income attributable to Albemarle Corporation	$(218,366)	$602,090	$54,850	$643,675
Adjusted EBITDA	$245,780	$187,384	$885,480	$758,217
Diluted (loss) earnings per share attributable to Albemarle Corporation	$(1.95)	$5.30	$0.49	$5.68
Non-operating pension and OPEB items(a)	(0.08)	0.16	(0.09)	0.16
Non-recurring and other unusual items(a)	3.36	0.25	4.20	(0.49)
Discontinued operations(b)	—	(4.93)	—	(1.78)
Adjusted diluted earnings per share from continuing operations(c)	$1.34	$0.78	$4.59	$3.57

See accompanying notes (a) through (c) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported fourth quarter 2017 net sales of $857.8 million, a net loss of $218.4 million and adjusted EBITDA of $245.8 million.

"Albemarle grew 2017 adjusted EBITDA by 17% and the Lithium business exceeded expectations delivering 56% adjusted EBITDA growth over 2016. Both Bromine Specialties and Refining Solutions generated strong cash flow throughout the year," said Luke Kissam, Albemarle’s Chairman, President and CEO. "We made progress on our lithium capital projects consistent with our plans and continued to demonstrate our focus on portfolio management with the announced divestiture of our polyolefin catalysts and components business. After surpassing our financial goals for 2017, we are excited to continue growing in 2018. Our goals for 2018 are clear: deliver the cash flow needed to fund growth and execute on our capital plan to meet the increasing needs of our customers.“

Outlook

Our 2017 performance and strategic actions have positioned Albemarle for another strong year of growth in 2018. We expect net sales to range between $3.2 billion and $3.4 billion, with adjusted EBITDA between $955 million and $1,005 million, and adjusted diluted earnings per share between $5.00 and $5.40.

Results

Net (loss) income from continuing operations for the fourth quarter 2017 was $(207.1) million, or $(1.95) per diluted share (after income attributable to noncontrolling interests), compared to $50.3 million, or $0.37 per diluted share in the fourth quarter 2016. Loss per share and adjusted earnings per share were both negatively impacted by hurricane Harvey by $0.02 per diluted share. Excluding the impact of hurricane Harvey, the decrease in 2017 was primarily related to $3.27 per diluted share of a net negative impact from the U.S. tax reform enacted in December 2017, partially offset by earnings growth in each of our reportable segments and an increase in mark-to-market actuarial gains of $0.23 per diluted share. Fourth quarter 2017 adjusted EBITDA increased by $58.4 million, or 31.2%, compared to the prior year. Fourth quarter 2017 adjusted net income from continuing operations was $149.8 million, or $1.34 per diluted share, compared to $88.8 million, or $0.78 per diluted share, for fourth quarter 2016, an increase of 71.8%. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $857.8 million in fourth quarter 2017, up 23.1% from net sales of $696.7 million in the fourth quarter of 2016, driven by the favorable impact of higher sales volumes and pricing impacts across each of our reportable segments and favorable currency exchange impacts.

Net income from continuing operations for the full year 2017 was $99.5 million, or $0.49 per diluted share (after income attributable to noncontrolling interests), compared to $478.6 million, or $3.90 per diluted share for the full year 2016. Earnings per share and adjusted earnings per share were both negatively impacted by hurricane Harvey by $0.09 per diluted share. Excluding the impact of hurricane Harvey, the decrease in 2017 was primarily driven by $3.26 per diluted share of a net negative impact from the U.S. tax reform laws enacted in December 2017, gains related to the sales of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses of $1.02 per diluted share in 2016, as well as a loss on early extinguishment of debt of $0.30 per diluted share in 2017. This was partially offset by earnings growth in our Lithium and Advanced Materials and Bromine Specialties segments. For the full year 2017, adjusted EBITDA was $885.5 million, up 16.8% compared to $758.2 million for the full year 2016. For the full year 2017, adjusted net income from continuing operations was $515.9 million, or $4.59 per diluted share, compared to $403.8 million, or $3.57 per diluted share, for the full year 2016, an increase of 28.6%. See notes to the condensed consolidated financial information for further details. The Company reported net sales for the full year 2017 of $3.07 billion, up 14.7% from net sales of $2.68 billion, driven by the favorable impact of higher sales volumes in each of our three reportable segments and pricing impacts mainly in our Lithium segment, partially offset by the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business and unfavorable currency exchange impacts.

On December 14, 2017, we signed a definitive agreement to sell the polyolefin catalysts and components portion of the PCS business to W.R. Grace & Co. for proceeds of approximately $416 million in cash. The transaction includes Albemarle’s Product Development Center located in Baton Rouge, Louisiana, and operations at the Yeosu, South Korea site. The transaction does not include the organometallics or curatives portion of the PCS business. The sale is expected to close in the first quarter of 2018, subject to the satisfaction of customary closing conditions, including approvals from regulatory authorities.

Quarterly Segment Results

During the first quarter of 2018, the PCS product category will merge with the Refining Solutions reportable segment to form a global business focused on catalysts and be reported in a separate reportable segment. The results below are reported to reflect how our segments were managed during 2017.

Lithium and Advanced Materials reported net sales of $362.4 million in the fourth quarter of 2017, an increase of 30.2% from fourth quarter 2016 net sales of $278.3 million. The $84.1 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts, increased sales volumes and $3.1 million of favorable currency exchange impacts. Adjusted EBITDA for Lithium and Advanced Materials was $135.7 million, an increase of 32.4% from fourth quarter 2016 results of $102.5 million. The $33.2 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts, increased sales volumes and $2.9 million of favorable currency exchange impacts, partially offset by Lithium growth spending.

Bromine Specialties reported net sales of $219.1 million in the fourth quarter of 2017, an increase of 12.6% from fourth quarter 2016 net sales of $194.5 million. The $24.6 million increase in net sales as compared to the prior year was primarily due to increased sales volumes and favorable pricing impacts. Adjusted EBITDA for Bromine Specialties was $64.4 million, an increase of 37.2% from fourth quarter 2016 results of $46.9 million. The $17.5 million increase in adjusted EBITDA as compared to the prior year was primarily due to higher volume and favorable pricing impacts, partially offset by higher selling, general and administrative costs.

Refining Solutions reported net sales of $238.4 million in the fourth quarter of 2017, an increase of 23.5% from net sales of $193.1 million in the fourth quarter of 2016. The $45.3 million increase in net sales as compared to the prior year was primarily due to higher sales volumes, favorable pricing impacts and $4.3 million of favorable currency exchange impacts. Adjusted EBITDA for Refining Solutions was $69.2 million in the fourth quarter of 2017, an increase of 20.7% from fourth quarter 2016 results of $57.3 million. The $11.9 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased volume and pricing, partially offset by $5.5 million negative impact from hurricane Harvey.

All Other net sales were $37.8 million in the fourth quarter of 2017, an increase of 25.9% from net sales of $30.0 million in the fourth quarter of 2016. The $7.8 million increase in net sales as compared to the prior year was primarily due to higher sales volumes in our fine chemistry services business. All Other adjusted EBITDA was $6.0 million in the fourth quarter of 2017, an increase from fourth quarter 2016 results of a loss of less than $0.1 million. The $6.0 million increase in adjusted EBITDA as compared to the prior year was primarily due to the volume increase in our fine chemistry services business and the impact of the minerals divestiture of $0.6 million.

Corporate Results

Corporate adjusted EBITDA was a charge of $29.6 million in the fourth quarter of 2017 compared to a charge of $19.4 million in the fourth quarter of 2016. The increased charge for 2017 was primarily due to $9.0 million of unfavorable currency exchange impacts.

Income Taxes

In December 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, requiring companies, among other things, to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and reducing the U.S. federal corporate income tax rate from 35% to 21%. As a result, in the fourth quarter of 2017, we made a reasonable estimate of these impacts, and have recorded a provisional income tax expense of $429.2 million and an income tax benefit of $62.3 million for the transition tax and reduced U.S. federal corporate tax rate on our existing deferred tax balances, respectively, as a component of Income tax expense.

Our effective income tax rates for the fourth quarter of 2017 and 2016 of 266.5% and 49.5%, respectively, are influenced by the TCJA as noted above, as well as, non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 16.8% and 28.3% for the fourth quarter of 2017 and 2016, respectively, and continue to be influenced by the level and geographic mix of income. The increase in the effective income tax rate in the fourth quarter of 2017 compared to 2016 was impacted by a variety of factors, primarily the impact of the TCJA as noted above. Our effective income tax rates for the year ended December 31, 2017 and 2016 were 96.6% and 18.7%, respectively, with the increase driven by the impact of the TCJA. Our adjusted effective income tax rates for the year ended December 31, 2017 and 2016 were 18.8% and 20.8%, respectively.

Cash Flow

Our cash from operations was approximately $304.0 million for the year ended December 31, 2017, down $431.5 million versus the same period in 2016 primarily due to changes in working capital, including the payment of approximately $257 million in taxes related to the sale of the Chemetall Surface Treatment business in 2017 and the build-up of inventory in our Lithium business. We had $1.14 billion in cash and cash equivalents at December 31, 2017, as compared to $2.27 billion at December 31, 2016. During the year ended December 31, 2017, cash on hand, cash provided by operations and net borrowings funded $778.2 million of debt repayments, primarily related to the senior notes, $317.7 million of capital expenditures for plant, machinery and equipment, dividends to shareholders of $140.6 million and a $250.0 million accelerated share repurchase program. As a result of the program, we received and retired approximately 2.3 million shares of our common stock in the second quarter of 2017.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2017 will be discussed on a conference call at 9:00 AM Eastern time on February 28, 2018. The call can be accessed by dialing 888-268-4181 (International Dial-In # 617-597-5486), and entering conference ID 95469520. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,000 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-

looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of (Loss) Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$857,789	$696,655	$3,071,976	$2,677,203
Cost of goods sold	550,780	455,689	1,961,996	1,706,627
Gross profit	307,009	240,966	1,109,980	970,576
Selling, general and administrative expenses	108,632	125,476	437,901	380,464
Research and development expenses	20,907	19,091	84,330	80,475
Gain on sales of businesses, net	—	—	—	(122,298)
Acquisition and integration related costs	—	13,047	—	57,384
Operating profit	177,470	83,352	587,749	574,551
Interest and financing expenses	(16,455)	(18,321)	(115,350)	(65,181)
Other (expenses) income, net	(19,089)	5,154	(25,601)	5,894
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	141,926	70,185	446,798	515,264
Income tax expense	378,221	34,728	431,817	96,263
(Loss) income from continuing operations before equity in net income of unconsolidated investments	(236,295)	35,457	14,981	419,001
Equity in net income of unconsolidated investments (net of tax)	29,224	14,847	84,487	59,637
Net (loss) income from continuing operations	(207,071)	50,304	99,468	478,638
Income from discontinued operations (net of tax)(b)	—	559,974	—	202,131
Net (loss) income	(207,071)	610,278	99,468	680,769
Net income attributable to noncontrolling interests	(11,295)	(8,188)	(44,618)	(37,094)
Net (loss) income attributable to Albemarle Corporation	$(218,366)	$602,090	$54,850	$643,675
Basic (loss) earnings per share:
Continuing operations	$(1.98)	$0.37	$0.49	$3.93
Discontinued operations	—	4.98	—	1.80
	$(1.98)	$5.35	$0.49	$5.73
Diluted (loss) earnings per share:
Continuing operations	$(1.95)	$0.37	$0.49	$3.90
Discontinued operations	—	4.93	—	1.78
	$(1.95)	$5.30	$0.49	$5.68
Weighted-average common shares outstanding – basic	110,510	112,487	110,914	112,379
Weighted-average common shares outstanding – diluted	112,152	113,563	112,380	113,239

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,137,303	$2,269,756
Other current assets	1,301,108	1,036,862
Assets held for sale	39,152	—
Total current assets	2,477,563	3,306,618
Property, plant and equipment	4,124,335	3,910,522
Less accumulated depreciation and amortization	1,631,025	1,550,382
Net property, plant and equipment	2,493,310	2,360,140
Noncurrent assets held for sale	139,813	—
Other assets and intangibles	2,640,086	2,494,449
Total assets	$7,750,772	$8,161,207
LIABILITIES AND EQUITY
Current portion of long-term debt	$422,012	$247,544
Other current liabilities	776,975	892,559
Liabilities held for sale	1,938	—
Total current liabilities	1,200,925	1,140,103
Long-term debt	1,415,360	2,121,718
Noncurrent liabilities held for sale	614	—
Other noncurrent liabilities	945,788	544,043
Deferred income taxes	370,389	412,739
Albemarle Corporation shareholders’ equity	3,674,549	3,795,062
Noncontrolling interests	143,147	147,542
Total liabilities and equity	$7,750,772	$8,161,207

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2017	2016
Cash and cash equivalents at beginning of year	$2,269,756	$213,734
Cash and cash equivalents at end of period	$1,137,303	$2,269,756
Sources of cash and cash equivalents:
Net income	$99,468	$680,769
Cash proceeds from divestitures, net	6,857	3,325,571
Proceeds from borrowings of long-term debt	27,000	—
Other borrowings, net	138,751	—
Dividends received from unconsolidated investments and nonmarketable securities	39,386	43,759
Proceeds from exercise of stock options	8,238	9,401
Working capital changes(d)	—	239,195
Uses of cash and cash equivalents:
Working capital changes(d)	(392,263)	—
Capital expenditures	(317,703)	(196,654)
Acquisitions, net of cash acquired	(44,367)	(126,747)
Cash payments related to acquisitions and other	—	(81,987)
Repayments of long-term debt	(778,209)	(1,252,302)
Repurchases of common stock	(250,000)	—
Repayments of other borrowings, net	—	(163,721)
Pension and postretirement contributions	(13,341)	(20,068)
Dividends paid to shareholders	(140,557)	(135,353)
Fees related to early extinguishment of debt	(46,959)	—
Dividends paid to noncontrolling interests	(36,756)	(35,855)
Non-cash and other items:
Depreciation and amortization	196,928	226,169
Gain on sales of businesses, net	—	(510,278)
Gain on acquisition	(6,221)	—
Pension and postretirement (benefit) expense	(12,436)	41,546
Loss on early extinguishment of debt	52,801	1,921
Deferred income taxes	(41,941)	21,121
Equity in net income of unconsolidated investments (net of tax)	(84,487)	(61,534)

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	See Non-GAAP Reconciliations for a description of the Non-operating pension and OPEB items and Non-recurring and other unusual items.

(b) On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE. On December 14, 2016, the Company closed the sale of this business for cash proceeds of approximately $3.1 billion, net of purchase price adjustments, and recorded an after-tax gain of $135.0 million in 2016 related to the sale of this business. In the fourth quarter of 2016, we reversed a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a net discrete non-cash charge of $29.8 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings, both of which were recorded in previous quarters in 2016.

(c)	Totals may not add due to rounding.

(d)
The change in working capital increased $239.2 million for the year ended December 31, 2016 primarily as a result of the increase in income taxes payable from the gain on the sale of the Chemetall Surface Treatment business. During the year ended December 31, 2017, these income taxes of $257 million were paid, primarily driving the decrease in the change in working capital of $392.3 million, along with the build up of inventory in our Lithium and Advanced Materials reportable segment.

Additional Information

It should be noted that adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see the following pages for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales:
Lithium and Advanced Materials	$362,362	$278,266	$1,308,153	$968,216
Bromine Specialties	219,084	194,513	855,143	792,425
Refining Solutions	238,400	193,093	778,304	732,137
All Other	37,770	30,001	128,914	180,988
Corporate	173	782	1,462	3,437
Total net sales	$857,789	$696,655	$3,071,976	$2,677,203

Adjusted EBITDA:
Lithium and Advanced Materials	$135,741	$102,499	$518,530	$363,360
Bromine Specialties	64,402	46,949	258,901	226,926
Refining Solutions	69,228	57,343	212,005	238,963
All Other	5,972	(38)	13,878	14,772
Corporate(a)	(29,563)	(19,369)	(117,834)	(85,804)
Total adjusted EBITDA	$245,780	$187,384	$885,480	$758,217

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales:
Lithium	$289,597	$208,173	$1,018,885	$668,852
PCS	72,765	70,093	289,268	299,364
Total Lithium and Advanced Materials	$362,362	$278,266	$1,308,153	$968,216

Adjusted EBITDA:
Lithium	$118,656	$89,097	$446,652	$285,714
PCS	17,085	13,402	71,878	77,646
Total Lithium and Advanced Materials	$135,741	$102,499	$518,530	$363,360

See accompanying non-GAAP reconciliations below.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net (loss) income attributable to Albemarle Corporation	$(218,366)	$602,090	$54,850	$643,675
Add back:
Income from discontinued operations (net of tax)	—	(559,974)	—	(202,131)
Earnings from continuing operations	(218,366)	42,116	54,850	441,544
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(8,455)	17,868	(10,548)	17,608
Non-recurring and other unusual items from continuing operations (net of tax)	376,641	28,844	471,559	(55,374)
Adjusted net income from continuing operations	$149,820	$88,828	$515,861	$403,778

Adjusted diluted earnings per share from continuing operations	$1.34	$0.78	$4.59	$3.57

Weighted-average common shares outstanding – diluted	112,152	113,563	112,380	113,239

Net (loss) income attributable to Albemarle Corporation	$(218,366)	$602,090	$54,850	$643,675
Add back:
Income from discontinued operations (net of tax)	—	(559,974)	—	(202,131)
Interest and financing expenses	16,455	18,321	115,350	65,181
Income tax expense	378,221	34,728	431,817	96,263
Depreciation and amortization	52,841	49,687	196,928	190,975
EBITDA	229,151	144,852	798,945	793,963
Non-operating pension and OPEB items	(12,981)	26,368	(16,125)	25,589
Non-recurring and other unusual items (excluding items associated with interest expense)	29,610	16,164	102,660	(61,335)
Adjusted EBITDA	$245,780	$187,384	$885,480	$758,217

Net sales	$857,789	$696,655	$3,071,976	$2,677,203
EBITDA margin	26.7%	20.8%	26.0%	29.7%
Adjusted EBITDA margin	28.7%	26.9%	28.8%	28.3%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended December 31, 2017:
Net income (loss) attributable to Albemarle Corporation	$107,705	$54,646	$57,968	$220,319	$3,899	$(442,584)	$(218,366)	(25.5)%
Depreciation and amortization	28,232	9,756	11,260	49,248	2,073	1,520	52,841	6.2%
Non-recurring and other unusual items	(196)	—	—	(196)	—	29,806	29,610	3.5%
Interest and financing expenses	—	—	—	—	—	16,455	16,455	1.9%
Income tax expense	—	—	—	—	—	378,221	378,221	44.1%
Non-operating pension and OPEB items	—	—	—	—	—	(12,981)	(12,981)	(1.5)%
Adjusted EBITDA	$135,741	$64,402	$69,228	$269,371	$5,972	$(29,563)	$245,780	28.7%

Three months ended December 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$75,021	$37,143	$48,107	$160,271	$(1,711)	$443,530	$602,090	86.5%
Depreciation and amortization	27,478	9,806	9,236	46,520	1,673	1,494	49,687	7.1%
Non-recurring and other unusual items (excluding items associated with interest expense)	—	—	—	—	—	16,164	16,164	2.3%
Interest and financing expenses	—	—	—	—	—	18,321	18,321	2.6%
Income tax expense	—	—	—	—	—	34,728	34,728	5.0%
Income from discontinued operations (net of tax)	—	—	—	—	—	(559,974)	(559,974)	(80.4)%
Non-operating pension and OPEB items	—	—	—	—	—	26,368	26,368	3.8%
Adjusted EBITDA	$102,499	$46,949	$57,343	$206,791	$(38)	$(19,369)	$187,384	26.9%

Year ended December 31, 2017:
Net income (loss) attributable to Albemarle Corporation	$400,360	$218,839	$173,297	$792,496	$5,521	$(743,167)	$54,850	1.8%
Depreciation and amortization	102,389	40,062	39,958	182,409	8,357	6,162	196,928	6.4%
Non-recurring and other unusual items (excluding items associated with interest expense)	15,781	—	(1,250)	14,531	—	88,129	102,660	3.3%
Interest and financing expenses	—	—	—	—	—	115,350	115,350	3.7%
Income tax expense	—	—	—	—	—	431,817	431,817	14.1%
Non-operating pension and OPEB items	—	—	—	—	—	(16,125)	(16,125)	(0.5)%
Adjusted EBITDA	$518,530	$258,901	$212,005	$989,436	$13,878	$(117,834)	$885,480	28.8%

Year ended December 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$261,394	$187,364	$202,874	$651,632	$131,301	$(139,258)	$643,675	24.0%
Depreciation and amortization	101,966	39,562	36,089	177,617	7,302	6,056	190,975	7.1%
Non-recurring and other unusual items (excluding items associated with interest expense)	—	—	—	—	(123,831)	62,496	(61,335)	(2.3)%
Interest and financing expenses	—	—	—	—	—	65,181	65,181	2.4%
Income tax expense	—	—	—	—	—	96,263	96,263	3.6%
Income from discontinued operations (net of tax)	—	—	—	—	—	(202,131)	(202,131)	(7.6)%
Non-operating pension and OPEB items	—	—	—	—	—	25,589	25,589	1.0%
Adjusted EBITDA	$363,360	$226,926	$238,963	$829,249	$14,772	$(85,804)	$758,217	28.3%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended December 31, 2017:
Net income attributable to Albemarle Corporation	$93,814	$13,891	$107,705
Depreciation and amortization	25,038	3,194	28,232
Non-recurring and other unusual items	(196)	—	(196)
Adjusted EBITDA	$118,656	$17,085	$135,741

Three months ended December 31, 2016:
Net income attributable to Albemarle Corporation	$65,529	$9,492	$75,021
Depreciation and amortization	23,568	3,910	27,478
Adjusted EBITDA	$89,097	$13,402	$102,499

Year ended December 31, 2017:
Net income attributable to Albemarle Corporation	$342,992	$57,368	$400,360
Depreciation and amortization	87,879	14,510	102,389
Non-recurring and other unusual items	15,781	—	15,781
Adjusted EBITDA	$446,652	$71,878	$518,530

Year ended December 31, 2016:
Net income attributable to Albemarle Corporation	$198,852	$62,542	$261,394
Depreciation and amortization	86,862	15,104	101,966
Adjusted EBITDA	$285,714	$77,646	$363,360

Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cost of goods sold:
MTM actuarial (gain) loss	$(2.6)	$0.3	$(2.6)	$0.3
Interest cost and expected return on assets, net	(0.7)	(0.2)	(1.1)	(0.6)
Total	$(3.3)	$0.1	$(3.7)	$(0.3)

Selling, general and administrative expenses:
MTM actuarial (gain) loss	$(8.8)	$26.3	$(8.8)	$26.3
Interest cost and expected return on assets, net	(0.9)	(0.2)	(3.6)	(0.4)
Total	$(9.7)	$26.1	$(12.4)	$25.9

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Utilization of inventory markup(1)	$—	$—	$0.15	$—
Restructuring and other, net(2)	(0.01)	—	0.11	—
Acquisition and integration related costs(3)	0.06	0.05	0.24	0.31
Gain on sales of businesses, net(4)	—	—	—	(1.02)
Gain on acquisition(5)	0.01	—	(0.04)	—
Loss on extinguishment of debt(6)	(0.04)	0.01	0.30	0.01
Multiemployer plan shortfall contributions(7)	0.02	—	0.06	—
Note receivable reserve(8)	0.18	—	0.18	—
Other(9)	(0.04)	0.03	—	0.03
Discrete tax items(10)	3.18	0.16	3.20	0.18
Total non-recurring and other unusual items	$3.36	$0.25	$4.20	$(0.49)

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.1 million. The inventory markup was expensed over the estimated remaining selling period. For the year ended December 31, 2017, $23.1 million ($17.3 million after income taxes, or $0.15 per share) was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
The year ended December 31, 2017 included restructuring costs in each of our reportable segments at several locations, primarily at our Lithium site in Germany. These restructuring costs are included in the consolidated statements of income as follows (in millions):

Year Ended
December 31, 2017
Restructuring and other costs:
Cost of goods sold	$2.9
Selling, general and administrative expenses	8.4
Research and development expenses	5.7
Total	$17.0
Total restructuring and other costs, after income taxes	$12.1
Total restructuring and other costs, per diluted share	$0.11

(3)
Acquisition and integration related costs for the three months and year ended December 31, 2017 primarily resulted from the acquisition of Jiangli New Materials. For the three months and year ended December 31, 2016, acquisition and integration related costs of $9.7 million and $52.1 million, respectively, related to integration costs resulting from the acquisition of Rockwood, and $3.3 million and $5.3 million, respectively, were in connection with other significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Acquisition and integration related costs:
Cost of goods sold	$1.8	$—	$14.3	$—
Selling, general and administrative expenses	5.8	—	19.6	—
Acquisition and integration related costs	—	13.0	—	57.4
Total	$7.6	$13.0	$33.9	$57.4
Total acquisition and integration related costs, after income taxes	$6.7	$5.9	$26.8	$35.4
Total acquisition and integration related costs, per diluted share	$0.06	$0.05	$0.24	$0.31

(4)
Included in Gain on sales of businesses, net, for the year ended December 31, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals businesses. In addition, Gain on sales of businesses, net, for the year ended December 31, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(5)
Included in Other (expenses) income, net, for the three months and year ended December 31, 2017 is a pre-tax gain of $0.2 million and $6.2 million, respectively, related to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. In addition, during the three months ended December 31, 2017, we adjusted the income taxes on this gain by $1.0 million. After income taxes, we recorded a loss of $0.8 million, or $0.01 per share, and a gain of $4.6 million, or $0.04 per share for the three months and year ended December 31, 2017, respectively. The gain was calculated based on the difference between the purchase price and the book value of the investment.

(6)
Included in Interest and financing expenses for the year ended December 31, 2017 is a loss on early extinguishment of debt of $52.8 million ($33.4 million after income taxes, or $0.30 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes. During the three months ended December 31, 2017, we adjusted the income taxes on this loss by $4.7 million, or $0.04 per share. Included in Interest and financing expenses for the three months and year ended December 31, 2016 is a loss on early extinguishment of debt of $1.9 million ($1.5 million after income taxes, or $0.01 per share) related to the redemption of the term loan issued in October 2015.

(7)
Included in Selling, general and administrative expenses for the three months and year ended December, 2017 is $1.3 million and $3.3 million ($0.9 million and $2.2 million after income taxes, or $0.01 and $0.02 per share), respectively, for increased capital reserve contributions to a multiemployer plan, which is subject to a financial improvement plan. In addition, for the year ended December 31, 2017, capital reserve contributions for this multiemployer plan of $4.6 million ($0.04 per share) included in Other (expenses) income, net, have been made to indemnify previously divested businesses. During the three months ended December 31, 2017, we adjusted the income taxes on the capital reserve contributions by $1.8 million, or $0.01 per share.

(8)
Included in Other (expenses) income, net for the three months and year ended December 31, 2017 is a $28.7 million ($20.2 million after income taxes, or $0.18 per share) reserve recorded against a note receivable in one of our European entities no longer deemed probable of collection.

(9)
Other (expenses) income, net for the three months ended December 31, 2017 included the revision of tax indemnification expenses of $1.8 million and a $1.0 million charge related to the settlement of a legal claim, partially offset by a $10.6 million gain related to the reversal of a liability associated with the purchase accounting of a previous acquisition. After income taxes, these net gains totaled $4.2 million or $0.04 per share.

Other adjustments for the year ended December 31, 2017 included amounts recorded in:

•	Cost of goods sold - $1.3 million reversal of deferred income related to an abandoned project at an unconsolidated investment.

•	Selling, general and administrative expenses - $1.0 million related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition.

•
Other (expenses) income, net - $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle, loss of $4.1 million related to the final settlements of previously disposed businesses, the revision of tax indemnification expenses of $3.7 million primarily related to the filing of tax returns and a competent authority agreement for a previously disposed business and $1.0 million related to the settlement of a legal claim, partially offset by gains of $10.6 million and $1.1 million related to the reversal of liabilities recorded as part of purchase accounting from a previous acquisition and the previous disposal of a property, respectively.

After income taxes, these totaled a net charge of $0.2 million.

Other adjustments for the three months ended December 31, 2016 included amounts recorded in:

•	Selling, general and administrative expenses - $0.9 million net loss on the sales of properties.

•
Other (expenses) income, net - $2.4 million of environmental charges related to a site formerly owned by Albemarle, a $1.1 million gain related to a previously disposed of site in China and a loss of $1.0 million on the sales of properties.

After income taxes, these net charges totaled $2.4 million, or $0.03 per share.

Other adjustments for the year ended December 31, 2016 included amounts recorded in:

•	Research and development expenses - $1.4 million loss resulting from the write-off of research and development fixed assets in China.

•	Selling, general and administrative expenses - $0.9 million net loss on the sales of properties.

•
Other (expenses) income, net - $2.4 million of environmental charges related to a site formerly owned by Albemarle, partially offset by a $1.1 million gain related to a previously disposed of site in China.

After income taxes, these net charges totaled $3.1 million, or $0.03 per share.

(10)
Included in Income tax expense for the three months and year ended December 31, 2017 are discrete net income tax expenses of $356.6 million ($3.18 per share) and $359.3 million ($3.20 per share), respectively. The discrete net income tax expenses are primarily related to the enactment of the TCJA in December 2017, resulting in income tax expense of $429.2 million from a one-time transition tax on earnings on certain foreign subsidiaries that were previously tax deferred, partially offset by a $62.3 million income tax benefit as a result of reducing the U.S. federal corporate income tax rate from 35% to 21%. Included in Income tax expense (benefit) for the three months and year ended December 31, 2016 are expense items of $18.4 million ($0.16 per share) and $20.0 million ($0.18 per share), respectively, related primarily to a tax gain from restructuring the ownership of a foreign subsidiary, foreign tax rate changes, provision to return adjustments and changes in valuation allowances necessary due to the restructuring.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended December 31, 2017:
As reported	$141,926	$378,221	266.5%
Non-recurring, other unusual and non-operating pension and OPEB items	16,629	(351,557)
As adjusted	$158,555	$26,664	16.8%

Three months ended December 31, 2016:
As reported	$70,185	$34,728	49.5%
Non-recurring, other unusual and non-operating pension and OPEB items	44,453	(2,259)
As adjusted	$114,638	$32,469	28.3%

Year ended December 31, 2017:
As reported	$446,798	$431,817	96.6%
Non-recurring, other unusual and non-operating pension and OPEB items	139,336	(321,675)
As adjusted	$586,134	$110,142	18.8%

Year ended December 31, 2016:
As reported	$515,264	$96,263	18.7%
Non-recurring, other unusual and non-operating pension and OPEB items	(33,825)	3,941
As adjusted	$481,439	$100,204	20.8%